Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Cyanotech Corporation	Russell Communications Group
	Jeffrey H. Sakamoto	Bruce Russell
	(808) 326-1353	(310) 559-4955 x101
	jsakamoto@cyanotech.com	brucerussell@ruscom.com

Cyanotech Corporation Announces
Resignation of Jeffrey H. Sakamoto, Chief Financial Officer

KAILUA KONA, Hawaii (October 19, 2005) — Cyanotech Corporation (Nasdaq Capital Market: CYAN — News), a world leader in producing high-value natural products from microalgae, today announced that Jeffrey H. Sakamoto has resigned as Chief Financial Officer of the Company effective November 25, 2005 to pursue another career opportunity. Mr. Sakamoto joined Cyanotech in 1995, became Controller in 1997 and has served as Chief Financial Officer, Vice President-Finance & Administration, Secretary and Treasurer since March 2003.

“I deeply appreciate Jeff's service to Cyanotech during the past 10 years,” said Gerald R. Cysewski, Ph.D., Chairman, President and Chief Executive Officer.  “He has contributed to the Company at multiple levels during his tenure, particularly in presenting the financial results of the Company in written reports and during our quarterly investor presentations.  Our operations have benefited from his participation and we wish him the best in his future endeavors.”

Cyanotech has begun the search for a new financial officer and anticipates a smooth transition.

About Cyanotech

Cyanotech Corporation, a world leader in microalgal technology, produces BioAstin® natural astaxanthin and Spirulina Pacifica® — all-natural, functional nutrients that enhance human health and nutrition, providing significant antioxidant, anti-inflammatory and immune response benefits.  The Company’s other compounds, such as NatuRose® natural astaxanthin, promote animal nutrition and health, primarily in aquaculture.  Cyanotech extracts these compounds from microalgae grown at its 90-acre facility in Hawaii using proprietary processes, and distributes them to nutraceutical, nutritional supplement, cosmeceutical and aquaculture feed makers and marketers worldwide. Corporate data and product information are available at www.cyanotech.com

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com